Exhibit 99.1

PHP Ventures Acquisition Corp Announces Charter and Trust
Agreement Amendments and Extension of Deadline to Complete a
Business Combination

Miami Beach, FL — PHP Ventures Acquisition Corp (NASDAQ: PPHPU, PPHP, PPHPR, PPHPW), a special purpose acquisition company (the “Company”), announced today that its stockholders approved amendments to the Company’s charter and to its trust agreement to change the structure and costs for obtaining extensions to the deadline to complete its initial business combination—making available a series of twelve (12) one-month extensions from August 16, 2024 to August 16, 2025 in exchange for depositing into its trust account (the “Trust Account”) with Continental Stock Transfer and Trust Company (“Continental”) the amount of $0.05 per share for each public share of Class A Common Stock outstanding (such amount, the “Extension Amount”).

At the virtual special meeting of stockholders held, the Company’s stockholders approved amendments to its Amended and Restated Certificate of Incorporation (the “Charter Amendment”) and to the Investment Management Trust Agreement with Continental dated August 16, 2021 (the “Trust Agreement Amendment”; together with the Charter Amendment, the “Amendments”). The Amendments provide the Company with additional time and a lower incremental and aggregate cost for extending the time available to complete its initial business combination (the “Business Combination”) with Modulex Modular Buildings Plc, a company registered in England and Wales with company number 07291662. The Amendments allow the Company to obtain up to twelve (12), one-month extensions by depositing into the Trust Account by the applicable deadline the Extension Amount.

The Charter Amendment triggered a right of the Company’s public stockholders to demand the redemption of their public shares out of funds held in the Trust Account. Holders of 770,725 public shares of the Company properly requested redemption, leaving 95,414 public shares of Class A Common Stock outstanding.

The Company will continue to work to consummate the Business Combination by the applicable deadline.

About PHP Ventures Acquisition Corp.

The Company is a blank check company incorporated in the State of Delaware on April 13, 2021. The Company was formed for the purpose of acquiring, engaging in a share exchange, share reconstruction and amalgamation with, purchasing all or substantially all of the assets of, entering into contractual arrangements with, or engaging in any other similar business combination with one or more businesses or entities. The Company is led by its Chief Executive Officer, Marcus Choo Yeow Ngoh.

Forward Looking Statements

This press release includes forward-looking statements that involve risks and uncertainties. Forward looking statements are statements that are not historical facts. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements, including those set forth in the Risk Factors section of the Company’s proxy statement filed on August 12, 2024 with the Securities and Exchange Commission (“SEC”). Copies are available on the SEC’s website, www.sec.gov. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which any statement is based.

Contact

MZ Group

Chris Tyson

+1 (949) 492-8235

PPHP@mzgroup.us